UnitedHealthcare Establishes Long-term Strategic Partnership with Quest Diagnostics

•	Beginning Jan. 1, 2019, Quest will be participating as a national provider of laboratory services for all UnitedHealthcare plan participants

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Partnership will include broad range of value-based programs, rewarding high quality, easily accessible laboratory services at the best value and real-time data sharing to drive more personalized care support

MINNEAPOLIS and SECAUCUS, N.J.,  (May 24, 2018) - UnitedHealthcare and Quest Diagnostics (NYSE: DGX) have established a long-term strategic partnership as the two organizations focus on ways to create more personalized care recommendations and a simpler consumer experience for the more than 48 million people enrolled in UnitedHealthcare plans. Quest will be in network for all UnitedHealthcare plan participants beginning Jan. 1, 20191.
As part of the expanding relationship, UnitedHealthcare and Quest will collaborate on a variety of value-based programs, bringing the same aligned incentives and enhanced patient experience to lab services as exist today in accountable care arrangements between UnitedHealthcare and more than 1,100 hospitals and 110,000 physicians. Working together, UnitedHealthcare and Quest will strategically change the way they are able to support consumers’ health care needs by using real-time data sharing to help better anticipate people’s care options - and reducing gaps in care - similar to the model UnitedHealthcare already uses to integrate medical and pharmacy data.

“Lab data is quickly becoming the personalized roadmap that identifies the path to the next best action for individual patients,” said Dan Schumacher, President and Chief Operating Officer, UnitedHealthcare. “With the addition of Quest to our network we will now be able to work together on an even broader scale, and we appreciate that Quest has helped develop a value-based approach to lab services that will focus on improving patient outcomes, better coordinating care with physicians, and meaningfully reducing costs.”
“We are pleased to expand our relationship with UnitedHealthcare, and excited about the framework of this agreement, which builds on Quest’s growing relationship with UnitedHealth Group,” said Steve Rusckowski, Chairman, President and Chief Executive Officer of Quest Diagnostics. “We believe consumers are best served when they have access to the unmatched convenience, access, quality and value that Quest offers. We look forward to serving all UnitedHealthcare members in the U.S., beginning in 2019.”
The two companies’ long-term collaboration also sets the foundation for the development of more modern benefit designs focused on incenting individuals to use high quality, cost effective in-network labs while setting industry-leading standards for ease of access and the patient experience.

Quest, which is an in-network lab for a limited number of UnitedHealthcare plans in some markets today, has 6,000 patient access points and will be in network nationwide for all plan participants beginning January 1, 2019.
About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from a robust research and development program and the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. For more information, please visit www.QuestDiagnostics.com.

Conference Call Information:
Quest Diagnostics will hold a conference call beginning at 5:00 p.m. Eastern Time today.  The conference call can be accessed in listen-only mode by dialing 888-455-0391, passcode INVESTOR. The company suggests participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-434-5245 for domestic callers or 203-369-0999 for international callers. Telephone replays will be available from approximately 7:00 p.m. Eastern Time on May 24, 2018 until midnight Eastern Time on June 7, 2018.

About UnitedHealthcare
UnitedHealthcare is dedicated to helping people live healthier lives and making the health system work better for everyone by simplifying the health care experience, meeting consumer health and wellness needs, and sustaining trusted relationships with care providers. In the United States, UnitedHealthcare offers the full spectrum of health benefit programs for individuals, employers, and Medicare and Medicaid beneficiaries, and contracts directly with more than 1.2 million physicians and care professionals, and 6,500 hospitals and other care facilities nationwide. The company also provides health benefits and delivers care to people through owned and operated health care facilities in South America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified health care company. For more information, visit UnitedHealthcare at www.uhc.com or follow @UHC on Twitter.

CONTACT:	Denny Moynihan	Daryl Richard
	Quest Diagnostics	UnitedHealthcare
	(973) 520-2800	(860) 702-7779
	Dennis.J.Moynihan@questdiagnostics.com	daryl_richard@uhg.com

1 Excluding existing lab capitation agreements

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